EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-135244) and in the related Prospectuses, and on Forms S-8 (Nos. 033-56384-99, 033-56386-99, 033-65790-99, 033-64349-99, 333-13531-99, 333-36598-99, 333-48320-99, 333-48322-99, 333-53633-99, 333-81678-99, 333-81676-99, 333-112378, and 333-134425) of Weatherford International Ltd. of our report dated February 22, 2007 (except for the updated disclosures pertaining to resegmenting and discontinued operations occurring in 2007 as described in Notes 1, 2, 3, 4, 8, 16, 17, 19, 21, 22 and Note 23 as to which the date is September 25, 2007), with respect to the consolidated financial statements and schedule of Weatherford International Ltd., and our report dated February 22, 2007, with respect to Weatherford International Ltd. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Weatherford International Ltd., included in this Current Report on Form 8-K dated October 9, 2007 of Weatherford International Ltd.
/s/ Ernst & Young LLP
Houston, Texas
October 8, 2007